As filed with the Securities and Exchange Commission on November 15, 2010

Registration No. 333-169621

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Cornerstone OnDemand, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7372	13-4068197
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1601 Cloverfield Blvd.
Suite 620 South
Santa Monica, CA 90404
(310) 752-0200

(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Adam L. Miller
Chief Executive Officer
Cornerstone OnDemand, Inc.
1601 Cloverfield Blvd.
Suite 620 South
Santa Monica, CA 90404
(310) 752-0200

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Herbert P. Fockler Rachel B. Proffitt Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Perry A. Wallack Chief Financial Officer 1601 Cloverfield Blvd. Suite 620 South Santa Monica, CA 90404 (310) 752-0200	Christopher L. Kaufman Minji Cho Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-169621) is solely to file Exhibits 10.9A, 10.9B, 10.10A and 10.10B. Accordingly, a preliminary prospectus has been omitted.

PART II

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee. All the expenses below will be paid by Cornerstone OnDemand.

Item	Amount
SEC registration fee		$8,200
FINRA filing fee		12,000
Initial NASDAQ Global Market listing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees		*
Blue sky fees and expenses		*
Director and Officer Insurance		*
Miscellaneous fees and expenses		*
Total	$

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. Our amended and restated certificate of incorporation and amended and restated bylaws, each to be in effect upon the completion of this offering, will provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the maximum extent permitted by the Delaware General Corporation Law. In addition, we will enter into indemnification agreements with our directors, officers and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Reference is also made to the underwriting agreement to be filed as Exhibit 1.1 hereto, which, under certain conditions, provides for indemnification by the underwriters of our officers and directors against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

Since August 31, 2007, we have sold unregistered securities to a limited number of persons, as described below.

Sale of Preferred Stock

In September 2006, we sold and issued convertible promissory notes in the aggregate principal amount of $1,000,000 to four accredited investors. In September 2007, these notes were converted into an aggregate of 625,000 shares of our Series D preferred stock.

In January 2009, we sold an aggregate of 5,272,727 shares of our Series E preferred stock to a total of nine accredited investors at purchase price per share of $1.65, for an aggregate purchase price of $8,700,000.

Warrant Issuances

In September 2007, we issued a warrant to purchase 140,625 shares of our Series D preferred stock to an accredited investor at an exercise price of $1.60 per share and warrants to purchase an aggregate of 208,332 shares of our Series D preferred stock to a total of four accredited investors at an exercise price of $2.40 per share.

In January 2009, we issued warrants to purchase an aggregate of 1,054,543 shares of our Series E preferred stock to a total of nine accredited investors at an exercise price of $2.40 per share, for an aggregate purchase price of $2,618,182.

In March 2009, we issued a warrant to purchase 484,849 shares of our Series E preferred stock to an accredited investor at an exercise price of $1.65 per share, for an aggregate purchase price of approximately $800,000.

In August 2010, we issued warrants to purchase an aggregate of 95,000 shares of our common stock to two accredited investors at an exercise price of $3.50 per share, for an aggregate purchase price of approximately $332,500.

Option and Common Stock Issuances

From August 31, 2007 through September 30, 2010, we granted to our employees, consultants and other service providers options to purchase an aggregate of 7,002,768 shares of common stock under our 1999 Stock Plan and our 2009 Equity Incentive Plan at exercise prices ranging from $0.34 to $2.76 per share.

From August 31, 2007 through September 30, 2010, we sold an aggregate of 1,904,099 shares of our common stock upon the exercise of options under our 1999 Stock Plan and our 2009 Equity Incentive Plan at exercise prices ranging from $0.34 to $2.76 per share, for an aggregate exercise price of $884,645.

Securities Law Compliance

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that (i) the transactions described under the headings “Sale of Preferred Stock” and “Warrant Issuances” were exempt from the registration requirements of the Securities Act of 1933 in reliance on Rule 506 of Regulation D promulgated under Section 4(2) thereof, as transactions by an issuer not involving a public offering, and (ii) the transactions described under the heading “Option and Common Stock Issuances” were exempt from the registration requirements of the Securities Act of 1933 in reliance on Section 3(b) thereof, and Rule 701 promulgated thereunder, as transactions pursuant to a compensatory benefit plan as provided under Rule 701. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in connection with such transactions. All recipients of securities under the headings “Sale of Preferred Stock” and “Warrant Issuances” were accredited investors and either received adequate information about the registrant or had access, through their relationships with the registrant, to such information.

Item 16. Exhibits and Financial Statements

Exhibits

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement.
3.1#	Eighth Amended and Restated Certificate of Incorporation of the Registrant, as amended and currently in effect.
3.2#	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering.
3.3#	Bylaws of the Registrant, as amended and currently in effect.
3.4#	Form of Amended and Restated Bylaws of Registrant, to be in effect upon completion of the offering.
4.1*	Form of the Registrant’s common stock certificate.
4.2#	Second Amended and Restated Investors’ Rights Agreement, dated as of January 30, 2009, by and among the Registrant, Adam Miller and the investors listed on Exhibit A and Exhibit B attached thereto.
4.3#	Warrant to purchase shares of common stock issued to Silicon Valley Bank, dated as of August 20, 2010.
4.4#	Warrant to purchase shares of common stock issued to Ironwood Equity Fund LP, dated as of August 20, 2010.
4.5#	Warrant to purchase shares of Series C convertible preferred stock issued to Orix Venture Finance LLC, dated as of June 29, 2004.
4.6#	Warrant to purchase shares of Series D convertible preferred stock issued to Comerica Bank, dated as of September 12, 2007.
4.7#	Amended and Restated Voting Agreement, dated as of January 30, 2009, by and among the Registrant, Adam Miller and the investors listed on Exhibit A and Exhibit B attached thereto.
5.1*	Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.1†*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.
10.2†#	The Registrant’s 1999 Stock Plan, including the form of stock option agreement, as amended and currently in effect.
10.3†#	The Registrant’s 2009 Equity Incentive Plan, including form of stock option agreement, as currently in effect.
10.3A†*	Form of Restricted Stock Unit Award Agreement under 2009 Equity Incentive Plan.
10.4†*	The Registrant’s 2010 Equity Incentive Plan, including form of stock option agreement, to be in effect upon completion of the offering.
10.5†*	The Registrant’s 2010 Employee Stock Purchase Plan, including form agreements, to be in effect upon the completion of the offering.
10.6†#	Employment Agreement between the Registrant and Adam Miller, dated as of November 8, 2010, to be in effect upon the completion of the offering.
10.7†#	Employment Agreement between the Registrant and Perry Wallack, dated as of November 8, 2010, to be in effect upon the completion of the offering.
10.8†#	Employment Agreement between the Registrant and Steven Seymour, dated as of November 8, 2010, to be in effect upon the completion of the offering.
10.9†#	Amended and Restated Employment Agreement between the Registrant and David J. Carter, dated as of November 8, 2010, to be in effect upon the completion of the offering.

Exhibit No.	Description of Exhibit
10.9A†‡	2009 Sales Commission Plan between the Registrant and David J. Carter.
10.9B†‡	2010 Sales Commission Plan between the Registrant and David J. Carter.
10.10†*	Amended and Restated Unlimited Term Employment Contract between the Registrant and Vincent Belliveau, to be in effect upon the completion of the offering.
10.10A†‡	2009 Sales Commission Plan between the Registrant and Vincent Belliveau.
10.10B†‡	2010 Sales Commission Plan between the Registrant and Vincent Belliveau.
10.11†#	Employment Agreement between the Registrant and Mark Goldin, dated as of May 24, 2010.
10.12#	Loan and Security Agreement between the Registrant and Silicon Valley Bank, dated as of August 20, 2010.
10.13#	Securities Purchase Agreement between the Registrant and Ironwood Equity Fund LP, dated as of March 31, 2009.
10.13A#	Subordinated Promissory Note issued pursuant to the Securities Purchase Agreement between the Registrant and Ironwood Equity Fund LP, dated as of March 31, 2009.
10.14#	Sublease Agreement between Sapient Corporation and Registrant, dated as of January 31, 2006.
10.15#	First Amendment to Sublease between Sapient Corporation and Registrant, dated as of May 25, 2010.
10.16#	Sublease II between Accruent, Inc., and the Registrant, dated as of January 25, 2008.
10.17#	Master Service Agreement (United States) between the Registrant and Equinix Operating Co., Inc., dated as of November 6, 2009.
10.18#	Master Service Agreement (United Kingdom) between the Registrant and Equinix (UK) Limited, dated as of November 4, 2009.
21.1#	List of subsidiaries of the Registrant.
23.1*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
23.2#	Consent of PricewaterhouseCoopers LLP.
24.1#	Power of Attorney (see page II-5).

*	To be filed by Amendment.
†	Indicates a management contract or compensatory plan or arrangement.
#	Previously filed.
‡	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this Registration Statement and have been filed separately with the Securities and Exchange Commission.

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to provide the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on the 15th day of November, 2010.

CORNERSTONE ONDEMAND, INC.

By: /s/ Adam L. Miller
Adam L. Miller
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Adam L. Miller Adam L. Miller	President, Chief Executive Officer and Director (principal executive officer)	November 15, 2010
/s/ Perry A. Wallack Perry A. Wallack	Chief Financial Officer (principal financial and accounting officer)	November 15, 2010
* R. C. Mark Baker	Director	November 15, 2010
* Harold W. Burlingame	Director	November 15, 2010
* Byron B. Deeter	Director	November 15, 2010
* James McGeever	Director	November 15, 2010
* Neil Sadaranganey	Director	November 15, 2010
* Robert D. Ward	Director	November 15, 2010
*By: /s/ Adam L. Miller Adam L. Miller Attorney in Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement.
3.1#	Eighth Amended and Restated Certificate of Incorporation of the Registrant, as amended and currently in effect.
3.2#	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering.
3.3#	Bylaws of the Registrant, as amended and currently in effect.
3.4#	Form of Amended and Restated Bylaws of Registrant, to be in effect upon completion of the offering.
4.1*	Form of the Registrant’s common stock certificate.
4.2#	Second Amended and Restated Investors’ Rights Agreement, dated as of January 30, 2009, by and among the Registrant, Adam Miller and the investors listed on Exhibit A and Exhibit B attached thereto.
4.3#	Warrant to purchase shares of common stock issued to Silicon Valley Bank, dated as of August 20, 2010.
4.4#	Warrant to purchase shares of common stock issued to Ironwood Equity Fund LP, dated as of August 20, 2010.
4.5#	Warrant to purchase shares of Series C convertible preferred stock issued to Orix Venture Finance LLC, dated as of June 29, 2004.
4.6#	Warrant to purchase shares of Series D convertible preferred stock issued to Comerica Bank, dated as of September 12, 2007.
4.7#	Amended and Restated Voting Agreement, dated as of January 30, 2009, by and among the Registrant, Adam Miller and the investors listed on Exhibit A and Exhibit B attached thereto.
5.1*	Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.1†*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.
10.2†#	The Registrant’s 1999 Stock Plan, including the form of stock option agreement, as amended and currently in effect.
10.3†#	The Registrant’s 2009 Equity Incentive Plan, including form of stock option agreement, as currently in effect.
10.3A†*	Form of Restricted Stock Unit Award Agreement under 2009 Equity Incentive Plan.
10.4†*	The Registrant’s 2010 Equity Incentive Plan, including form of stock option agreement, to be in effect upon completion of the offering.
10.5†*	The Registrant’s 2010 Employee Stock Purchase Plan, including form agreements, to be in effect upon the completion of the offering.
10.6†#	Employment Agreement between the Registrant and Adam Miller, dated as of November 8, 2010, to be in effect upon the completion of the offering.
10.7†#	Employment Agreement between the Registrant and Perry Wallack, dated as of November 8, 2010, to be in effect upon the completion of the offering.
10.8†#	Employment Agreement between the Registrant and Steven Seymour, dated as of November 8, 2010, to be in effect upon the completion of the offering.
10.9†#	Amended and Restated Employment Agreement between the Registrant and David J. Carter, dated as of November 8, 2010, to be in effect upon the completion of the offering.
10.9A†‡	2009 Sales Commission Plan between the Registrant and David J. Carter.

Exhibit No.	Description of Exhibit
10.9B†‡	2010 Sales Commission Plan between the Registrant and David J. Carter.
10.10†*	Amended and Restated Unlimited Term Employment Contract between the Registrant and Vincent Belliveau, to be in effect upon the completion of the offering.
10.10A†‡	2009 Sales Commission Plan between the Registrant and Vincent Belliveau.
10.10B†‡	2010 Sales Commission Plan between the Registrant and Vincent Belliveau.
10.11†#	Employment Agreement between the Registrant and Mark Goldin, dated as of May 24, 2010.
10.12#	Loan and Security Agreement between the Registrant and Silicon Valley Bank, dated as of August 20, 2010.
10.13#	Securities Purchase Agreement between the Registrant and Ironwood Equity Fund LP, dated as of March 31, 2009.
10.13A#	Subordinated Promissory Note issued pursuant to the Securities Purchase Agreement between the Registrant and Ironwood Equity Fund LP, dated as of March 31, 2009.
10.14#	Sublease Agreement between Sapient Corporation and Registrant, dated as of January 31, 2006.
10.15#	First Amendment to Sublease between Sapient Corporation and Registrant, dated as of May 25, 2010.
10.16#	Sublease II between Accruent, Inc., and the Registrant, dated as of January 25, 2008.
10.17#	Master Service Agreement (United States) between the Registrant and Equinix Operating Co., Inc., dated as of November 6, 2009.
10.18#	Master Service Agreement (United Kingdom) between the Registrant and Equinix (UK) Limited, dated as of November 4, 2009.
21.1#	List of subsidiaries of the Registrant.
23.1*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
23.2#	Consent of PricewaterhouseCoopers LLP.
24.1#	Power of Attorney (see page II-5).

*	To be filed by Amendment.
†	Indicates a management contract or compensatory plan or arrangement.
#	Previously filed.
‡	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this Registration Statement and have been filed separately with the Securities and Exchange Commission.